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                                                         Exhibit 99


                 MCDONNELL DOUGLAS AND U.S. NAVY
               AGREE TO SETTLEMENT ON T-45 CLAIMS

     St. Louis, Aug. 2, 1996 -- McDonnell Douglas today announced that it has agreed with the Navy to settle the T-45 claims and appeal pending in the Armed Services Board of Contract Appeals.

     Under the agreement, subject to Congressional notification, the Navy will pay McDonnell Douglas $209 million by September 30,
1996, or the agreement will expire.

     The agreement also provides for the resolution of several contract issues and the conclusion of certain current business arrangements in a manner which overall the company considers favorable and in the best interests of McDonnell Douglas and the Navy.

     Based on current understandings, McDonnell Douglas expects to record a charge to pre-tax earnings of approximately $14 million in the third quarter of 1996 in connection with the settlement and the resolution of such contract issues. After supplier payyments, the agreement is expected to result in favorable cash impacts aggregating approximately $169 million for the period.